Exhibit 99.1

Fluor Corporation	Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 tel

469.398.7000 main tel	Jason Landkamer Investor Relations 469.398.7222 tel

News Release

FLUOR RAISES 2021 GUIDANCE AND REPORTS SECOND QUARTER 2021 RESULTS

•	Q2 2021 loss per share from continuing operations of $0.08; adjusted EPS from continuing operations of $0.32; raising full year adjusted EPS guidance to $0.60 to $0.80 per diluted share

•	$600 million convertible preferred offering supports debt reduction strategy; $26 million reduction through July, anticipate substantial debt retirements in 2021

•	$192 million received in outside investment for NuScale this year

•	$100 million in proceeds for the sale of AMECO North America and a P3 investment; AMECO South America and Stork divestitures underway

IRVING, TX (August 6, 2021) - Fluor Corporation (NYSE: FLR) announced financial results for its second quarter ended June 30, 2021. Revenue for the quarter was $3.2 billion, with a net loss from continuing operations of $14 million, or $0.08 per common share. Results for the quarter include a charge related to a legacy infrastructure project. Results were also negatively impacted by $49 million of foreign currency effects and certain other adjustments outlined in the table at the end of this release. Excluding the $49 million of other adjustments, and using the higher diluted weighted average share count for this level of earnings, adjusted earnings per diluted share were $0.32. The weighted average share count for the second quarter of 156 million reflects the effect of the convertible preferred offering. Consolidated segment profit for the quarter, which includes NuScale expenses, was $67.2 million compared to $72.4 million in the second quarter of 2020.

“I am confident that we remain on the right path to achieve the strategic priorities that we established earlier this year,” said David Constable, chief executive officer of Fluor. “Despite a charge on a legacy infrastructure project in the quarter, I am otherwise pleased with the progress we are making on the remaining fixed price projects in our portfolio.”

Second quarter new awards were $1.4 billion, and ending consolidated backlog was $21.1 billion, down from $23.8 billion last quarter. Fluor’s cash and marketable securities at the end of the quarter were $2.7 billion compared to $2.0 billion last quarter due to proceeds from the convertible preferred offering. Since completing the offering, Fluor has retired approximately $26 million in debt and anticipates using the proceeds from the convertible preferred offering to retire additional debt by the end of the year. Corporate general and administrative (G&A) expenses in the second quarter were $31 million, down from the first quarter due to the impact of stock price driven incentive compensation.

Outlook

Fluor is raising its full year adjusted EPS guidance from a range of $0.46 to $0.71 per diluted share to a range of $0.60 to $0.80 per diluted share. Initial and revised guidance reflects the impact of the higher share count and assumes a diluted share count of 170 million shares in the second half of the year. Full year adjusted net income guidance is raised from a range of $71 million to $113 million to a range of $94 million to $128 million.

Adjusted EPS guidance excludes NuScale-related expenses and other adjustments. For the second half of 2021, we see some headwinds and inconsistency in new awards as the optimism in post-pandemic capital spending from clients is partially offset by concerns about cost growth for labor and materials.

Business Segments

Energy Solutions reported a profit of $109 million in the second quarter, up from $43 million in the second quarter of 2020. Revenue for the second quarter was $1.3 billion, down from $1.5 billion in the previous year. Profit for the quarter reflects the negotiation of change orders, scope increases and cost improvements across numerous projects. Results also include the collection of a previously reserved account receivable and the reversal of the related position. New awards in the quarter totaled $661 million compared to $197 million in the second quarter of 2020. Ending backlog was $10.6 billion compared to $11.1 billion last quarter.

Urban Solutions reported a loss of $68 million in the second quarter compared to a profit of $39 million in the second quarter of 2020. Revenue for the second quarter was $1.2 billion, down from $1.5 billion in the previous year. Results for the quarter reflect charges of $138 million for procurement and subcontractor cost growth, delays, and disruptions in the schedule of a legacy infrastructure project where Fluor is not the lead operating partner. We believe that these cost growth factors may be partially recoverable under the contract. However, we expect that it will require several quarters to analyze recoverability and negotiate with our client before the accounting standards allow any recognition of incremental revenue for these factors. New awards in the quarter totaled $617 million, compared to $791 million in the second quarter of 2020. Ending backlog was $8.0 billion compared to $9.7 billion last quarter, primarily due to the cancellation of a steel project and continued new award softness.

Mission Solutions reported a profit of $45 million in the second quarter, up from $10 million a year ago. Revenue for the second quarter was $707 million, down from $724 million in the previous year. Results for the quarter reflect increased execution activity on DOE projects, higher than anticipated performance-based fees, and the release of COVID-19 cost reserves, offset by a decline in execution activity on army logistics and life support programs in Afghanistan and Africa. New awards in the quarter totaled $92 million compared to $941 million in the second quarter of 2020. Ending backlog was $2.4 billion compared to $3.0 billion last quarter.

The Other segment, comprised entirely of NuScale, recognized expenses of $19 million for the second quarter, flat compared to a year ago. No cash was contributed by Fluor during the quarter to fund NuScale expenses. During the second quarter, NuScale received an additional $60 million in outside investment to fund their path to commercialization. For the first seven months of this year, NuScale has received a total of $192 million in outside investment.

Conference Call

Fluor will host a conference call at 8:30 a.m. Eastern Time on Friday, August 6, which will be webcast live and can be accessed by logging onto investor.fluor.com. The call will also be accessible by telephone at 800-263-0877 (U.S./Canada) or +1 323-794-2094. The conference ID is 7282534. A supplemental slide presentation will be available shortly before the call begins.

A replay of the webcast will be available for 30 days. A replay of the call will be available by telephone for one week. Click Here to register for the replay.

Non-GAAP Financial Measures

This news release contains discussions of consolidated segment profit, adjusted net income and adjusted EPS that would be deemed non-GAAP financial measures under SEC rules. Segment profit is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests excluding the following: corporate general and administrative expense; impairment, restructuring and other exit costs; interest expense; interest income; domestic and foreign income taxes; other non-operating income and expense items; and earnings from discontinued operations. The company believes that consolidated segment profit provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. Adjusted net income is defined as net earnings from continuing operations attributable to Fluor excluding NuScale related expenses and the impact of foreign exchange income items, restructuring, impairments and certain non-recurring or unusual items. Adjusted EPS is defined as adjusted net income divided by diluted shares outstanding. The company believes adjusted net income and adjusted EPS allow investors to evaluate the company’s ongoing earnings on a normalized basis and make meaningful period-over-period comparisons. Reconciliations of consolidated segment profit, adjusted net income and adjusted EPS to the most comparable GAAP measures are included in the press release tables. The company is unable to provide a reconciliation of its adjusted net income and adjusted EPS guidance to the most comparable GAAP measures because it is unable to predict with reasonable certainty all of the components required to provide such reconciliation, including the impact of foreign exchange fluctuations, which are uncertain and could have a material impact on GAAP reported results for the guidance period.

About Fluor Corporation

 Fluor Corporation (NYSE: FLR) is building a better world by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s 44,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $14.2 billion in 2020 and is ranked 196 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has been providing engineering, procurement and construction services for more than 100 years. For more information, please visit www.fluor.com or follow Fluor on Twitter, LinkedIn, Facebook  and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “will,” “believes,” “expects,” “anticipates,” “plans" or other similar expressions). These forward-looking statements, including statements relating to strategic and operational plans, future growth, new awards, backlog, earnings and the outlook for the company’s business and financial results.

Actual results may differ materially as a result of a number of factors, including, among other things, the severity and duration of the COVID-19 pandemic and actions by governments, businesses and individuals in response to the pandemic, including the duration and severity of economic disruptions; the cyclical nature of many of the markets the Company serves; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; intense competition in the industries in which we operate; failure of our joint venture or other partners to perform their obligations; cyber-security breaches; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions, pandemics, public health crises, political crises or other catastrophic events; the use of estimates and assumptions in preparing our financial statements; client delays or defaults in making payments; the failure of our suppliers, subcontractors and other third parties to adequately perform services under our contracts; uncertainties, restrictions and regulations impacting our government contracts; the inability to hire and retain qualified personnel; the potential impact of certain tax matters; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of our agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; liabilities associated with the performance of nuclear services; foreign currency risks; the loss of one or a few clients that account for a significant portion of the Company's revenues; damage to our reputation; failure to adequately protect intellectual property rights; asset impairments; risks related to our indebtedness; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity;

failure to obtain favorable results in existing or future litigation and regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure by us or our employees, agents or partners to comply with laws; new or changing legal requirements, including those relating to climate change and environmental, health and safety matters; failure to successfully implement our strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; risks arising from the inability to successfully integrate acquired businesses; and restrictions on possible transactions imposed by our charter documents, Delaware law and our stockholder rights agreement. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Item 1A. Risk Factors" in the Company's Form 10-K filed on February 26, 2021. Such filings are available either publicly or upon request from Fluor's Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

SUMMARY FINANCIALS AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions)	2021		2020		2021		2020
Revenue
Energy Solutions	$1,319.1		$1,498.0		$2,310.0		$2,857.2
Urban Solutions	1,210.2		1,512.5		2,404.5		3,104.8
Mission Solutions	707.1		724.4		1,460.4		1,470.6
Total revenue	$3,236.4		$3,734.9		$6,174.9		$7,432.6

Segment profit (loss) $ and margin %
Energy Solutions	$109.2	8.3%	$42.7	2.9%	$111.4	4.8%	$36.8	1.3%
Urban Solutions	(68.4)	(5.6)%	38.5	2.5%	(38.6)	(1.6)%	89.9	2.9%
Mission Solutions	44.9	6.4%	9.7	1.3%	88.6	6.1%	41.8	2.8%
Other	(18.5)	NM	(18.5)	NM	(34.2)	NM	(41.3)	NM
Total segment profit (loss) $ and margin %	$67.2	2.1%	$72.4	1.9%	$127.2	2.1%	$127.2	1.7%

G&A	(31.5)		(42.6)		(97.1)		(76.2)
Impairment, restructuring and other exit costs	—		(3.8)		(26.4)		(106.2)
Foreign currency gain (loss)	(30.4)		0.8		(41.7)		46.0
Interest expense, net	(10.8)		(10.4)		(27.9)		(15.0)
Earnings (loss) from Cont Ops attributable to NCI	(7.7)		6.4		25.1		15.5
Earnings (loss) from Cont Ops before taxes	(13.2)		22.8		(40.8)		(8.7)
Income tax expense (benefit)	(1.2)		(31.3)		(1.8)		30.9
Net earnings (loss) from Cont Ops	$(14.4)		$(8.5)		$(42.6)		$22.2
Less: Net earnings (loss) from Cont Ops attributable to NCI	(7.7)		6.4		25.1		15.5
Net earnings (loss) from Cont Ops attributable to Fluor	$(6.7)		$(14.9)		$(67.7)		$6.7

Less: Dividends on convertible preferred stock	4.9		—		4.9		—
Net earnings (loss) from Cont Ops available to Fluor common stockholders	$(11.6)		$(14.9)		$(72.6)		$6.7

New awards
Energy Solutions	$660.7		$197.3		$2,270.0		$1,739.6
Urban Solutions	617.2		790.6		1,678.6		2,398.4
Mission Solutions	92.3		941.3		1,084.1		1,625.3
Total new awards	$1,370.2		$1,929.2		$5,032.7		$5,763.3

New awards related to projects located outside of the U.S.					70%		53%

	June 30, 2021	December 31, 2020
Backlog
Energy Solutions	$10,633.0	$11,020.5
Urban Solutions	8,013.5	9,224.1
Mission Solutions	2,427.4	2,899.5
Total backlog	$21,073.9	$23,144.1

Backlog related to projects located outside of the U.S.	69%	64%
Backlog related to lump-sum projects	63%	60%

RECONCILIATION OF U.S. GAAP EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE

GAAP Earnings Per Share	$(0.08)
NuScale expenses	$0.12
Embedded foreign currency derivative	$0.09
Other foreign currency (gains) / losses	$0.15
Investigation costs	$0.01
Adjusted Earnings Per Share (Basic)	$0.29
Add: preferred dividend payment	$0.03
Adjusted Earnings Per Share (Diluted)	$0.32

RECONCILIATION OF U.S. GAAP NET EARNINGS TO ADJUSTED NET EARNINGS (in millions)

	Q1 2021	Q2 2021	YTD 2021
Net earnings (loss) attributable to Fluor’s common stockholder	$(61.0)	$(11.6)	$(72.6)
NuScale expenses	15.7	18.5	34.2
Non-cash impairments	26.4	0.0	26.4
Embedded foreign currency derivative	20.2	13.8	34.0
Other foreign currency (gains) / losses	5.4	22.5	27.9
Investigation costs	2.6	1.2	3.8
Adjusted net earnings (loss) attributable to Fluor for basic	$9.3	$44.4	$53.7
Add: preferred dividend payment	0.0	4.9	4.9
Adjusted net earnings (loss) attributable to Fluor for diluted	$9.3	$49.3	$58.6

Diluted share count	143	156	149
Adjusted EPS, assuming full dilution	$0.07	$0.32	$0.39

RECONCILIATION OF INITIAL GUIDANCE TO UPDATED GUIDANCE TO ACCOUNT FOR DILUTION OF SHARES

	Low	High
Initial Full Year Guidance
Initial adjusted EPS guidance	$0.50	$0.80
Initial share count guidance (in millions)	141	141
Implied net income guidance (A)	$71	$113

1st Half Actual
Actual adjusted net income 1H 2021 (B)	$59	$59
Actual adjusted EPS 1H 2021 (C)	$0.39	$0.39

2nd Half Guidance
Remaining adjusted net income (A-B)	$12	$55
Revised diluted share count (in millions)	170	170
Implied 2H 2021 EPS (D)	$0.07	$0.32

Previous full year guidance with impact of dilution (C+D)	$0.46	$0.71

Updated Guidance Range (E)	$0.60	$0.80
2H Implied EPS (E-C)	$0.21	$0.41
2H Implied Net Income (F)	$35	$69
Full Year Net Income (B+F)	$94	$128

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